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                                                                     EXHIBIT 2.2
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                                                                  CONFORMED COPY




                             SHAREHOLDERS' AGREEMENT



                                      AMONG


                                  SCSK5406 APS,


                               LOOP TELECOM, S.A.,


                        COVAD COMMUNICATIONS GROUP, INC.


                                       AND


                  THE OTHER SHAREHOLDERS OF LOOP TELECOM, S.A.




                                   DATED AS OF
                                 ________, 2000




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                                TABLE OF CONTENTS

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                                                                                                               Page

I.  INTRODUCTORY MATTERS..........................................................................................1
         Section 1.1. Defined Terms...............................................................................1
         Section 1.2. Construction................................................................................5
         Section 1.3. Conflict....................................................................................5

II.  TRANSFERS....................................................................................................6
         Section 2.1. Limitations on Transfer.....................................................................6
         Section 2.2. Transfers to Affiliates.....................................................................6
         Section 2.3. Tag-Along Rights............................................................................6
         Section 2.4. Drag-Along Rights...........................................................................7
         Section 2.5. Right of First Refusal......................................................................8
         Section 2.6  Exchange Rights.............................................................................9

III.  CERTAIN AGREEMENTS.........................................................................................12
         Section 3.1. Composition of the Board...................................................................12
         Section 3.2. Qualified Majorities at the Company's Shareholders Meetings................................13
         Section 3.3. Qualified Majorities at Board Meetings.....................................................13
         Section 3.4. Limitation to Further Investment...........................................................14
         Section 3.5. Payments by Third Party and Right of First Refusal.........................................14

IV.   PUT AND CALL OPTIONS.......................................................................................15
         Section 4.1. Spanish Telecommunications Market Deregulation.............................................15
         Section 4.2. Existing Shareholders First Call Option....................................................15
         Section 4.3. Existing Shareholders Second Call Option...................................................16
         Section 4.4. Sole and Exclusive Remedy..................................................................16
         Section 4.5. Caracter Real..............................................................................16

V.  MISCELLANEOUS................................................................................................16
         Section 5.1.  Additional Securities Subject to Agreement................................................16
         Section 5.2.  Termination...............................................................................16
         Section 5.3.  Notices...................................................................................17
         Section 5.4.  Further Assurances........................................................................17
         Section 5.5.  Non-Compete...............................................................................17
         Section 5.6.  Non-Assignability.........................................................................17
         Section 5.7.  Amendment; Waiver.........................................................................17
         Section 5.8.  Third Parties.............................................................................18
         Section 5.9.  Governing Law.............................................................................18
         Section 5.10. Arbitration...............................................................................18
         Section 5.11. Specific Performance......................................................................18
         Section 5.12. Confidentiality...........................................................................19
         Section 5.13. Entire Agreement..........................................................................19
         Section 5.14. Titles and Headings.......................................................................19
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                                       -i-
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                                                                                                               Page

         Section 5.15. Severability..............................................................................19
         Section 5.16. Counterparts..............................................................................19
         Section 5.17. Execution of a New Shareholders' Agreement................................................19
         Section 5.18. Spouses...................................................................................19
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                                      -ii-
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                             SHAREHOLDERS' AGREEMENT

       SHAREHOLDERS' AGREEMENT, dated as of ________, 2000, by and among (i) SCSK5406 APS, a Danish company (to be known by Closing as Loop Holdings Europe
APS) ("HOLDCO"), (ii) Loop Telecom, S.A., a corporation organized under the laws of Spain (the "COMPANY"), (iii) Messrs. Steven Willens, a U.S. citizen, Wyatt Rosental, a U.S. citizen, Gonzalo Mendoza Zabala, a Spanish citizen, Antonio Mendoza Zabala, a Spanish citizen, Alvaro Mendoza Zabala, a Spanish citizen, Ana Maria Mendoza Zabala, a Spanish citizen, Belen Mendoza Zabala, a Spanish citizen, Mercedes Mendoza Zabala, a Spanish citizen, Jose Luis Mendoza Zabala, a Spanish citizen, Mendala S.L., a company organized under the laws of Spain, and Rosental Equity Partners LLC, a limited liability company organized under the laws of Delaware (the aforesaid individuals, Mendala S.L. and Rosental Equity Partners LLC, collectively, the "EXISTING SHAREHOLDERS", and each an "EXISTING SHAREHOLDER"), and (iv) Covad Communications Group, Inc., a Delaware corporation ("COVAD").


                                    RECITALS:

       A. Greenaway Holdings Limited, a British Virgin Islands company ("GREENAWAY"), the Company, Holdco, the Existing Shareholders and
Covad are parties to an Acquisition Agreement dated as of September 8, 2000 (the "ACQUISITION AGREEMENT") pursuant to which, among other things, Covad will acquire all of the outstanding shares of Holdco, (the "ACQUISITION");

       B. Holdco will own at the Closing 70% of the outstanding shares of the Company's capital stock, and the Existing Shareholders will own the remaining outstanding shares of the Company's capital stock; and

       C. As a condition to consummation of the Acquisition, the Existing Shareholders and the Company require that the parties hereto enter into this agreement to provide for certain matters relating to the Company's shares.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:


                             I0 INTRODUCTORY MATTERS


       Section I.1. DEFINED TERMS. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

              "ACQUISITION" shall have the meaning set forth in the recitals.

              "ACQUISITION AGREEMENT" shall have the meaning set forth in the recitals.

              "AFFILIATE" shall have the meaning set forth in the Acquisition Agreement.

              "AGENT" shall have the meaning set forth in Section 5.10.

              "AGREEMENT" shall mean this agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

              "ASSUMPTION AGREEMENT" shall mean a writing reasonably satisfactory in form and substance to Covad or the Existing Shareholders, as appropriate, whereby a Permitted Transferee of Securities becomes a party to, and agrees to be bound by, to the same extent as its transferor, by the terms of this Agreement.

              "BOARD" shall mean the Board of Directors of the Company.

              "BUSINESS DAY" shall have the meaning set forth in the Acquisition Agreement.

              "FIRST CALL OPTION" shall have the meaning set forth in Section
       4.2.

              "CHANGE OF CONTROL" shall mean a sale of shares in Covad or a merger or consolidation of Covad with or into another Person or the merger or consolidation of another Person into Covad, as a result of which transaction or series of related transactions any Person (i) becomes the beneficial owner of more than 50% of the then outstanding securities of Covad (or, if Covad is not the surviving or transferee company of such transaction or transactions, of such surviving or transferee company) that vote generally in the election of directors, or otherwise (ii) is entitled directly or indirectly to appoint the majority of directors.

              "CLAIMANT" shall have the meaning set forth in Section 5.10.

              "CLOSING DATE" shall have the meaning set forth in the Acquisition Agreement.

              "COMMON STOCK" shall have the meaning set forth in the Acquisition Agreement.

              "COURT" shall have the meaning set forth in Section 5.10.

              "COVAD" shall have the meaning set forth in the preamble.

              "COVAD EUROPE" shall have the meaning set forth in Section 2.6.

              "COVAD EUROPE EXCHANGE" shall have the meaning set forth in
       Section 2.6.

              "COVAD EUROPE SHAREHOLDERS' AGREEMENT" shall have the meaning set forth in Section 5.17.

              "COVAD US EXCHANGE" shall have the meaning set forth in Section
       2.6.

              "COMPANY" shall have the meaning set forth in the preamble.

              "DRAG-ALONG NOTICE" shall have the meaning set forth in Section
       2.4.

              "ESCROW AGENT" shall have the meaning set forth in Section 4.2.

              "ESCROW AGREEMENT" shall mean the escrow agreement substantially in the form attached hereto as Exhibit A.

              "ESCROW SECURITIES" shall have the meaning set forth in Section
       4.2.

              "E.U." shall have the meaning set forth in Section 2.6. ----

              "EXCHANGE RATIO" shall have the meaning set forth in Section 2.6.

              "EXISTING SHAREHOLDERS" shall have the meaning set forth in the preamble.

              "GOVERNMENTAL ENTITY" shall have the meaning set forth in the Acquisition Agreement.

              "GRACE PERIOD" shall have the meaning set forth in Section 4.2.

              "GREENAWAY" shall have the meaning set forth in the recitals.

              "HOLDCO" shall have the meaning set forth in the preamble.

              "LOCKUP PERIOD" shall have the meaning set forth in Section 2.1.

              "MAJORITY SHAREHOLDER" shall mean the Shareholder that is not at the time a Minority Shareholder.

              "MINORITY SHAREHOLDER" shall mean either Holdco, if Holdco and its Permitted Transferees own fewer shares of capital stock of the Company (based on the number of shares held, not the number of votes held) than the Other Shareholders and their Permitted Transferees collectively, or the Other Shareholders collectively, if the Other Shareholders and their Permitted Transferees collectively own fewer shares of capital stock of the Company (based on the number of shares held, not the number of votes held) than Holdco and its Permitted Transferees.

              "OFFER NOTICE" shall have the meaning set forth in Section 2.5.

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              "OFFER PRICE" shall have the meaning set forth in Section 2.5.

              "OFFERED SECURITIES" shall have the meaning set forth in Section 2.5.

              "OTHER SHAREHOLDERS" shall mean each of the holders of Securities at any time during the term of this Agreement other than Covad, Holdco or their Affiliates.

              "OWNED SECURITIES" shall have the meaning set forth in Section
       2.3.

              "PARTY" shall have the meaning set forth in Section 3.1.

              "PERMITTED TRANSFEREE" shall mean any Person to whom Securities are Transferred in a Transfer in accordance with Section 2.2 or otherwise not in violation of this Agreement and who is required to, and does, enter into an Assumption Agreement, and includes any Person to whom a Permitted Transferee of the Shareholders (or a Permitted Transferee of a Permitted Transferee) so further Transfers Securities and who is required to, and does, become bound by the terms of this Agreement.

              "PERSON" shall mean an individual, corporation, unincorporated association, partnership, group (as defined in Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), trust, joint stock company, joint venture, business trust or unincorporated organization, limited liability company, any Governmental Entity or any other entity of whatever nature.

              "PREFERRED STOCK" shall have the meaning set forth in the Acquisition Agreement.

              "PROPOSED TRANSFEREE" shall have the meaning set forth in Section 2.3.

              "PUBLIC OFFERING" shall mean the sale of shares of any class of the Common Stock or the Preferred Stock to the public, including in the context of an initial public offering.

              "PURCHASER'S FIRST NOTE" shall have the meaning set forth in the Acquisition Agreement.

              "PURCHASER'S SECOND NOTE" shall have the meaning set forth in the Acquisition Agreement.

              "PUT OPTION" shall have the meaning set forth in Section 4.1.

              "PUT PRICE" shall have the meaning set forth in Section 4.1.

              "RELEVANT THIRD PARTY" shall have the meaning set forth in Section 2.5.

              "RELEVANT TRANSFER" shall have the meaning set forth in Section
       2.5.

              "RELEVANT TRANSFEROR" shall have the meaning set forth in Section 2.5.

             "RESPONDENT" shall have the meaning set forth in Section 5.10.

              "RULES" shall have the meaning set forth in Section 5.10.

              "SALE" shall have the meaning set forth in Section 2.3.

              "SECOND GREENWAY NOTE" shall have the meaning set forth in Section 4.2.

              "SECURITIES" shall mean the shares of Common Stock and Preferred Stock.

              "SHAREHOLDERS" shall mean each of the holders of Common Stock or Preferred Stock at any time during the term of this Agreement.

              "SPANISH CORPORATIONS CODE" means Ley 2/1995 de Sociedades de Responsabilidad Limitada.

              "TAGGING SHAREHOLDER" shall have the meaning set forth in Section 2.3.

              "THIRD GREENWAY NOTE" shall have the meaning set forth in Section 4.2.

              "THIRD PARTY" shall have the meaning set forth in Section 2.4.

              "TRANSFER" means a transfer, sale, assignment, pledge, hypothecation or other disposition, whether directly or indirectly pursuant to the creation of a derivative security, the grant of an option or other right, the imposition of a restriction on disposition or voting or transfer by operation of law.

              "TRANSFEROR" shall have the meaning set forth in Section 2.3.

       Section I.2. CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) "or" is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and
(c) the words "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

       Section I.3. CONFLICT. In any event the provisions of this Agreement shall prevail among the Shareholders over the Company's by-laws. In particular, if the provisions of the Company's by-laws differ from or conflict with the provisions of this Agreement, this Agreement shall prevail among the Shareholders.

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                                  II0 TRANSFERS

       Section II.1. LIMITATIONS ON TRANSFER. (a) The Shareholders and their Permitted Transferees may not Transfer any Securities for a period of two years from the date hereof (the "LOCK-UP Period"), other than (i) in connection with a Public Offering or (ii) in accordance with Sections 2.2, 2.3, 2.4 or 2.6.

       (b) After the expiration of the Lock-up Period, the Shareholders and their Permitted Transferees may not Transfer any Securities other than (i) in connection with a Public Offering or (ii) in accordance with Sections 2.2, 2.3, 2.4, 2.5 or 2.6.

       (c) In the event of any purported Transfer by the Shareholders or any of their Permitted Transferees of any Securities in violation of the provisions of this Agreement, such purported Transfer will be void and of no effect and the Company will not give effect to such Transfer.

       Section II.2. TRANSFERS TO AFFILIATES. The Shareholders and their Permitted Transferees may Transfer any or all of the Securities held by any of them to any of their respective Affiliates who duly executes and delivers an Assumption Agreement.

       Section II.3. TAG-ALONG RIGHTS. (a) So long as this Agreement remains in effect, with respect to any proposed Transfer by Covad of its shares in Holdco, or by the Majority Shareholder (the "Transferor") of Securities to any Person not an Affiliate of the Transferor (but including an Affiliate, if the Transferor transferred the Securities to an Affiliate and then transferred such Affiliate to a third party, as long as the transferred Securities account for at least 25% of the relevant Affiliate's assets), other than in a Public Offering, whether pursuant to a stock sale, a tender or exchange offer or a similar transaction (any such transaction, a "SALE"), the Transferor will have the obligation, and each of the other Shareholders will have the right, to require the proposed transferee or acquiring Person (the "PROPOSED TRANSFEREE") to purchase from each of the other Shareholders who exercises its rights under
Section 2.3(a) (a "TAGGING SHAREHOLDER") a number of Securities up to the product (rounded up to the nearest whole number) of (i) the quotient determined by dividing (A) the aggregate number of Securities owned by such Tagging Shareholder by (B) the aggregate number of Securities owned by the Transferor (the "OWNED SECURITIES"), the Tagging Shareholder and any other Shareholder entitled to participate in such transaction, and (ii) the total number of Securities proposed to be directly or indirectly Transferred to the Proposed Transferee in the contemplated Sale, at the same price per share and upon the same terms and conditions (including, without limitation, time of payment and form of consideration) as to be paid and given to the Transferor; PROVIDED that in order to be entitled to exercise its right to sell Securities to the Proposed Transferee pursuant to this Section 2.3, each Tagging Shareholder must agree to make to the Proposed Transferee the same representations, warranties, covenants, indemnities and agreements as the Transferor agrees to make in connection with the proposed Sale. Each Tagging Shareholder will be responsible for its proportionate share of the costs of the Sale to the extent not paid or reimbursed by the Company or the Proposed Transferee. If the Transfer is caused by Covad, selling its shares in, or otherwise causing a Change of Control of Holdco, or by a Majority Shareholder transferring an Affiliate to a Third Party, the Owned Securities shall be the Securities owned by Holdco or the Affiliate as the case may be. Shares of Preferred Stock shall represent the number of shares of Common Stock into which such shares of Preferred Stock are convertible as of the date of a Sale for purposes of this Section 2.3.

       (b) The Transferor will give notice to each Tagging Shareholder of each proposed Sale at least 15 Business Days prior to the proposed consummation of such Sale, setting forth the number of Securities proposed to be so Transferred, the name and address of the Proposed Transferee, the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, the Transferor will provide such information, to the extent reasonably available to the Transferor, relating to such consideration as the Tagging Shareholder may reasonably request in order to evaluate such non-cash consideration) and other terms and conditions of payment offered by the Proposed Transferee, and a representation that the Proposed Transferee has been informed of the tag-along rights provided for in this Section 2.3. The Transferor shall deliver or cause to be delivered to each Tagging Shareholder copies of all transaction documents relating to the proposed Sale as the same become available. The tag-along rights provided by this Section 2.3 must be exercised by each Tagging Shareholder within ten Business Days following receipt of the notice required by the preceding sentence by delivery of a written notice to the Transferor indicating the desire of such Tagging Shareholder to exercise its, or his, rights and specifying the number of Securities it, or he, desires to sell. The Tagging Shareholder will be entitled under this Section 2.3 to Transfer to the Proposed Transferee the number of shares of Securities calculated in accordance with Section 2.3(a).

       (c If any Tagging Shareholder exercises his or its rights under Section 2.3(a), the closing of the purchase of the Securities with respect to which such rights have been exercised will take place concurrently with the closing of the sale of the Transferor's Securities to the Proposed Transferee.

       (d This Section 2.3 shall not apply with respect to the transfer of Securities related to the payment by a Covad Third Party under the Purchaser's First Note or the Purchaser's Second Note, as the case may be, under Section 3.5; provided, however, that this Section 2.3 shall apply if a Covad Third Party becomes a Majority Shareholder.


       Section II.4. DRAG-ALONG RIGHTS. (a) So long as this Agreement remains in effect, if the Majority Shareholder receives a bona fide offer from an independent third party other than an Affiliate (a "THIRD PARTY") to purchase (of a type referred to in the first sentence of Section 2.3(a)) at least a majority of the Securities and such offer is accepted by the Majority Shareholder, then each of the Minority Shareholders hereby agrees that, if requested by the Majority Shareholder, it will Transfer to such Third Party on the terms of the offer so accepted by the Majority Shareholder, including the same time of payment, per share consideration and representations and warranties (to the extent provided in Section 2.4(b)), the number of Securities that will be indicated in the Drag-Along Notice (as defined in Section 2.4(b)). Shares of Preferred Stock shall represent the number of shares of Common Stock into which such shares of Preferred Stock are convertible as of the date of a sale to a Third Party for purposes of this Section 2.4.

       (b The Majority Shareholder will give notice (the "DRAG-ALONG NOTICE") to each of the Minority Shareholders of any proposed Transfer giving rise to the rights of the Majority Shareholder set forth in Section 2.4(a) as soon as practicable following the Majority Shareholder's acceptance of the offer referred to in Section 2.4(a). The Drag-Along Notice will set forth the number of Securities proposed to be so Transferred, the name of the proposed Transferee or acquiring Person, the proposed amount and form of consideration which shall consist in whole of cash or marketable securities (including, if obtained by the Majority Shareholder, a copy of a fairness opinion of any investment bank retained by the Majority Shareholder in connection with the Third-Party offer relating to the agreed consideration), the number of Securities sought from each of the Minority Shareholders and the other terms and conditions of the offer. The Majority Shareholder will notify the Minority Shareholders at least five Business Days in advance of entering into a definitive agreement in connection with such offer. In any such agreement, the Minority Shareholders will be required (i) to make or agree to the same representations, warranties and indemnities as the Majority Shareholder provided that such terms and conditions shall not provide for indemnity or contribution in excess of the Minority Shareholders' proceeds from such sale, and (ii) to pay their proportionate share of the costs of such sale to the extent not paid or reimbursed by the Majority Shareholder, or the transferee, or acquiring Person. If the Transfer referred to in the Drag-Along Notice is not consummated within 180 days from the date of the Drag-Along Notice, the Majority Shareholder must deliver another Drag-Along Notice in order to exercise its rights under this Section 2.4 with respect to such Transfer or any other Transfer.

       Section II.5. RIGHT OF FIRST REFUSAL. (i) If any of the Other Shareholders at any time intends to Transfer any Securities (other than pursuant to a merger, consolidation or reorganization to which the Company is a party or a tender offer approved by the Board of Directors of the Company) (each, a "RELEVANT TRANSFER") to any Person other than to another Shareholder (a "RELEVANT THIRD PARTY"), each of the transferring Shareholders (each, a "RELEVANT TRANSFEROR") shall give written notice 30 days prior to the effectiveness of the Relevant Transfer (a "OFFER NOTICE") to Holdco, stating such Relevant Transferor's intention to make such a Relevant Transfer, the name of the proposed Relevant Third Party transferee, the Securities proposed to be transferred (the "OFFERED SECURITIES"), the aggregate consideration to be paid for the Offered Securities and the price per share (the "OFFER PRICE") and in reasonable detail all other material terms and conditions upon which the Relevant Transfer is proposed. This Section 2.5 shall not apply in the case of a Public Offering or upon the exercise of the First Call Option or the Second Call Option.

       (ii) Upon receipt of the Offer Notice, Holdco shall have an option to purchase (or to cause one of its Affiliates to purchase) all of the Offered Securities at the Offer Price, which option may be exercised by written notice to the Relevant Transferors given within 20 days of Holdco's receipt of the Offer Notice.


       (iii) If Holdco exercises its option to purchase (or causes one of its Affiliates to purchase) the Offered Securities, the closing of such purchase shall take place within 30 days of the date Holdco gives notice of such exercise.

       (iv) If Holdco determines not to exercise its option to purchase the Offered Securities, then the Relevant Transferors shall be free, for a period of 60 days from the earlier of (A) the expiration of the offer to Holdco and (B) the receipt of written notice from Holdco stating that Holdco does not intend to exercise its option, to sell the Offered Securities to the Relevant Third Party transferee at a price equal to or greater than the Offer Price and on substantially the same terms as set forth in the Offer Notice.

       (v) Without limiting this Section 2.5, if the Other Shareholders at any time intend to Transfer any Securities in full or partial satisfaction of, or in lieu of, such Other Shareholders' obligations under Section 8.6 of the Acquisition Agreement, this Section 2.5 shall apply and the Offer Price shall be deemed to be equal to the amount of the indemnification, under Section 8.6 of the Acquisition Agreement, so satisfied by such Transfer.

       Section 2.6 EXCHANGE RIGHTS. (a) Covad is currently considering organizing an Affiliate in a country of the European Union ("E.U."), which would function as Covad's European holding company and own, directly or indirectly, Holdco's Securities and all other interests that Covad may acquire in other European entities that operate businesses that are substantially the same as the Company's business (such Affiliate may be Holdco or another entity as determined by Covad in its sole discretion) ("COVAD EUROPE"), and subsequently listing Covad Europe on the stock exchange of one or more countries.

       (b The Other Shareholders are willing to exchange, subject to the terms and conditions set forth in the following paragraphs of this Section 2.6, their holdings in the Common Stock for shares to be held by Covad in Covad Europe or otherwise shares of Covad, and Covad is willing to perform such exchanges, subject to the terms and conditions set forth in the following paragraphs of this Section 2.6.

       (c If, by the third anniversary of the Closing Date, (i) Covad Europe is incorporated and (ii) Covad notifies the Other Shareholders in writing that the process of listing Covad Europe in a stock exchange has been initiated (and provides a copy of the resolution of Covad Europe's board of directors authorizing such listing), then all of the Other Shareholders shall exchange all of their shares of Common Stock then outstanding, but not less than all, for a number of shares of common stock of Covad Europe to be calculated as provided in
Section 2.6 (h) (the "COVAD EUROPE EXCHANGE"), subject to Section 5.17.

       (d If the conditions under Section 2.6(c) (i) and (ii) are not met by the third anniversary of Closing, then, as long as Covad Europe has been incorporated, each of the Other Shareholders shall have the right, but subject to Section 2.6 (e) shall not be obligated, to perform the Covad Europe Exchange in whole or in part (however, in no case shall the aggregate number of shares of Common Stock to be exchanged pursuant to this Section 2.6(d) equal less than 2.5% of the Securities (on a fully-diluted basis)) at any time between the Business Day following the third anniversary of the Closing Date and the fifth anniversary thereof, subject to the provisions of this Section 2.6(d) and
Section 5.17. In order to exercise the right set forth in this Section 2.6(d), an Other Shareholder must provide Covad with written notice specifying the names of all the Other Shareholders intending to perform the exchange and the number of shares of Common Stock of each such Other Shareholder to be exchanged. The parties agree that the Other

Shareholders shall not be entitled to exercise their rights to perform a Covad Europe Exchange (whether or not a particular Other Shareholder has participated in such exchanges) more than once in any eight-month period commencing on the third anniversary of the Closing Date.

       (e Notwithstanding Sections 2.6 (c) and (d), at any time after the first anniversary of the Closing Date, as long as Covad Europe has been incorporated, Covad shall have the right to trigger the Covad Europe Exchange in whole by sending a notice to the Other Shareholders, and the Other Shareholders shall be obligated to perform the Covad Europe Exchange and execute the Covad Europe Shareholders' Agreement (as defined in Section 5.17).

       (f During the period between (i) the earlier of the second anniversary of the Closing Date and the date on which Covad exercises its right under Section 2.6(e), and (ii) the fourth anniversary of the Closing Date, the Other Shareholders shall have the right to exchange in whole or in part (however, in no case shall the aggregate number of shares to be exchanged pursuant to this
Section 2.6(f) equal less than 2.5% of the then outstanding capital stock of the Company or Covad Europe, as the case may be (on a fully-diluted basis)) their shares in the Company or their shares in Covad Europe, as the case may be, for a number of shares of common stock of Covad to be calculated as provided in
Section 2.6 (h) (the "COVAD US EXCHANGE"). In order to exercise the right set forth in this Section 2.6(f), one of the Other Shareholders must provide Covad with written notice specifying the names of all the Other Shareholders intending to perform the exchange and the number of shares in the Company or Covad Europe of each such Other Shareholder to be exchanged. The parties agree that the Other Shareholders shall not be entitled to exercise their rights to perform a Covad US Exchange (whether or not a particular Other Shareholder has participated in such exchanges) more than once in any eight-month period commencing on the earlier of the second anniversary of the Closing Date and the date on which Covad exercises its right under Section 2.6(e). HOWEVER, if during the period between the Closing Date and the second anniversary thereof (A) a Change of Control occurs, (B) Covad or any of its Affiliates (i) engages in or (ii) establishes any contractual ties with other Persons in order to carry out, directly or indirectly, any business or activity in Spain that coincides with that or those of the Company (PROVIDED, HOWEVER, that ownership by Covad and/or any of its Affiliates of an aggregate of less than 15% of the outstanding stock of any company carrying out any business or activity in Spain that coincides with that or those of the Company shall not, considered alone, satisfy the condition set forth in this Section 2.6(f)(B)), or (C) Covad transfers Securities to an Affiliate and subsequently transfers such Affiliate to a third party, then the Other Shareholders shall have the right, at any time during such period, to perform the Covad US Exchange with respect to all of their outstanding shares of Common Stock, but not less than all, by sending a written notice to that effect to Covad, regardless of the eight-month period also set forth in this Section 2.6(f).

       (g If on the fourth anniversary of the Closing Date, all of the Other Shareholders have not exercised their Covad US Exchange rights under Section 2.6(f), then, at any time thereafter, Covad shall have the right to trigger the Covad US Exchange in whole by sending a notice to the Other Shareholders, and the Other Shareholders shall be obligated to perform the Covad US Exchange.


                                       10
                                                         Shareholders' Agreement


               (h The exchange ratio between the Other Shareholders' shares in either the Company or Covad Europe, as the case may be, and the shares of either Covad Europe or Covad, as the case may be (the "EXCHANGE RATIO") shall be calculated pursuant to this Section 2.6(h). Unless the parties otherwise agree, Covad shall appoint an investment banking firm of recognized standing to determine the Exchange Ratio, based on the fair market value of the relevant shares on the date on which the Other Shareholders or Covad elect to trigger the Covad Europe Exchange or the Covad US Exchange, as the case may be. The investment banking firm shall calculate such value in light of the following criteria: (i) the calculation of the fair market value of the Other Shareholders' shares in the Company shall not take into account the minority position represented by such shares in the Company; (ii) the calculation of the fair market value of the Covad Europe shares shall be based on its value without giving effect to any proposed or potential initial public offering of Covad Europe; and (iii) the calculation of the fair market value of Covad shares shall be based on the average trading value of Covad shares of common stock on the NASDAQ for the 30 trading days ending prior to the day on which the Covad US Exchange was triggered. Such investment banking firm shall have 30 days to determine the fair market value of such relevant shares and to send its valuation to both Covad and the Other Shareholders pursuant to Section 5.3. Upon receipt of such valuation, the Other Shareholders shall have 10 days to object to it. If the Other Shareholders do not so object, such valuation shall be used to determine the "EXCHANGE RATIO" for purposes of this Section 2.6. If as many of the Other Shareholders as represent the majority of the Common Stock held by all the Other Shareholders at that time so object, the Other Shareholders shall have the right to engage an investment banking firm of recognized standing to perform a valuation of such relevant shares on the basis described above. Such valuation shall be completed within 30 days after receipt by the Other Shareholders of the objected valuation. If the valuations of the two investment banking firms differ by 15% or less, then the Exchange Ratio shall be determined based on the average of such valuations; however, if such valuations differ by more than 15%, then the two already retained investment banking firms shall engage a third investment banking firm of recognized standing, who shall perform a valuation of such relevant shares on the basis described above and shall, within a period of 20 days after the date of its engagement and based on its own valuation, select the valuation determined by either the investment banking firm engaged by the Other Shareholders or the investment banking firm engaged by Covad, and the valuation selected by the third investment banking firm shall be used to determine the Exchange Ratio for purposes of this Section 2.6. The determination of the Exchange Ratio pursuant to this paragraph shall be conclusive and binding upon the parties. Any and all expenses incurred as a result of such evaluations shall be borne by the Company (if the shares to be converted in either the Covad Europe Exchange or the Covad US Exchange are the Company's shares) or Covad Europe (if the shares to be converted in the Covad US Exchange are Covad Europe shares). Each of the parties agrees that it will cooperate in good faith with any such investment banking firm and it will take all actions that are necessary or advisable to ensure that any such investment banking firm has access to the Company's and/or Covad Europe's (as applicable) records, accounts, information and relevant employees as the investment banking firm(s) will consider necessary for them to properly calculate the Exchange Ratios. The exchanges to be made pursuant to this Section 2.6 shall occur within 10 days of the determination of the relevant Exchange Ratio in accordance with this Section 2.6(h).

                                                         Shareholders' Agreement


               (i All rights of Covad to trigger the Covad Europe Exchange or the Covad US Exchange shall terminate upon the exercise by the Existing Shareholders of the First Call Option. If the Existing Shareholders exercise the First Call Option, then the Existing Shareholders may only trigger the Covad Europe Exchange or the Covad US Exchange within a period of 60 days after the date they exercised the First Call Option. All rights of the Existing Shareholders to trigger the Covad Europe Exchange or the Covad US Exchange shall terminate upon the exercise by the Existing Shareholders of the Second Call Option.

                            III. CERTAIN AGREEMENTS

               Section III.1. COMPOSITION OF THE BOARD. (a) The Shareholders shall vote their shares to elect to the Board three members to be designated by the Majority Shareholder and three members to be designated by the Minority Shareholder. The Board shall have a minimum of seven members. Prior to the Closing Date, the Majority Shareholder shall designate the Chairman of the Board and the Managing Director. The secretary of the Board shall be an individual residing in Barcelona, Spain. The Board members shall remain in office for a period of three years from their appointment. Initially, the Minority Shareholders' designees shall be those set forth on Schedule 3.2(aa) of the Acquisition Agreement. Each of the Shareholders hereby agrees that, in the Shareholders Meeting called to appoint the new Board, it shall vote in favor of the aforesaid candidates. The Board members designated by the Minority Shareholder, in their capacity as directors of the Company, agree that, in the appropriate Board Meeting, they will vote in favor of the appointment of the candidate designated by the Majority Shareholder as Chairman of the Board and the candidate designated by the Majority Shareholder as Managing Director. The Managing Director will have his/her authority limited by the provisions set forth in Section 3.3 hereof.

               (b The number of the Board members may be changed at any time by a resolution of the Company's Shareholders Meeting. In particular, whenever new directors of the Board need to be appointed, at least three Business Days before the Shareholders Meeting called to appoint the new directors, the Minority Shareholder, acting as one party (for the purposes of this Section 3.1, each of Holdco and the Other Shareholders, acting as one party, a "PARTY") shall send a notice to the Majority Shareholder indicating the names of their designees. If the Minority Shareholder fails to timely send the above mentioned notice, then all the Company's directors shall be appointed with the Shareholders Meeting usual majorities.

               (c Except in the case of a vacancy pursuant to Section 3.1(f), in case of vacancy of one or more directors of the Company due to resignation, incapacity or any other cause, the Shareholders agree that the new directors to be appointed in lieu of the vacating members shall be designated by the Party that originally selected the relevant vacating member. The Shareholders agree that they shall take all necessary actions to implement the preceding provision or to cause the preceding provision to be implemented.

               (d If at any time either of the Parties desires to remove a Board member that it designated, the other Party agrees to vote in favor of the removal proposal, even if it was not included on the agenda of the Shareholders Meeting, and, except in the case of a removal

                                                         Shareholders' Agreement


pursuant to Section 3.1(f), to appoint and vote for the candidate designated by the Party requesting the removal.

               (e The Shareholders agree that the Board shall be convened at least once per quarter, by teleconference or videoconference or in person, and that the Board members designated by the Minority Shareholder shall have the right (which shall be exercised in good faith) to request that the Chairman of the Board call for an extraordinary Board meeting when there are valid reasons for it to be held, by sending a notice to the Chairman of the Board specifying the reasons why they believe that the Board meeting should be held and the items to be included in the meeting's agenda.

               (f Upon the conversion of the Preferred Stock in accordance with its terms or the exercise of either the Put Option in accordance with Section 4.1, the First Call Option in accordance with Section 4.2 or the Second Call Option in accordance with Section 4.3, the Shareholders agree to vote in favor of the removal of all Board members and appoint new members in accordance with
Section 3.1(a) in a Shareholders' Meeting to be held within 5 Business Days of the effective date of such exercise.

               Section III.2. QUALIFIED MAJORITIES AT THE COMPANY'S SHAREHOLDERS MEETINGS. The Company's Shareholders Meeting resolutions shall be taken with the favorable vote of as many Shareholders as represent 50% plus one of the voting Securities present, in person or by proxy, at the Meeting, except in those cases where Spanish law requires a higher majority. However, the favorable vote of as many Shareholders as represent more than 90% of the voting Securities present, in person or by proxy, at the Meeting shall be required in order to validly pass any of the following resolutions:

     (a Increase of the Company's share capital, except if the increase is made for fair market value (in which case the majority required under Spanish law as well as the procedure set forth, for non-listed companies, in Article 159 of the REAL DECRETO LEGISLATIVO 1564/1989, OF DECEMBER 22, POR EL QUE SE APRUEBA EL TEXTO REFUNDIDO DE LA LEY DE SOCIEDADES ANONIMAS shall apply);

     (b Amendments to the Company's charter or by-laws that would materially adversely affect the Shareholders' rights as a shareholder of the Company, except for any amendment required to convert the shares of the Company's Preferred Stock held by Holdco into shares of Common Stock and any amendments required to comply with the provisions set forth in Section 5.2 below; and

     (c Dissolution or liquidation of the Company, except when mandatory in accordance with the Spanish Corporations Code, or filing for bankruptcy or commencement of a similar proceedings.

               Section III.3. QUALIFIED MAJORITIES AT BOARD MEETINGS. The Board resolutions shall be validly taken with the favorable vote of the majority of the Board members attending the relevant Board meeting, except (i) when a greater majority is required under the Spanish

                                                         Shareholders' Agreement


Corporations Code or (ii) for the following resolutions, which shall be taken with the favorable vote of at least one of the Board members designated by the Minority Shareholder:

     (a Sales, transfers or other dispositions of one or more of the Company's material assets except any sales, transfers or dispositions made pursuant to Section 5.2 below;

     (b        Borrowing money from Covad or any of its Affiliates;

     (c Entering into transactions with Covad or any of its Affiliates other than on an arm's length basis; and

     (d Appointing the Company's Managing Director, unless the proposed Board resolution limits his/her authority in line with the provisions set forth in Section 3.3 hereof.

               Section III.4. LIMITATION TO FURTHER INVESTMENT. Unless otherwise agreed to with the Shareholders, Holdco shall not subscribe any additional capital increase of Holdco before the Last Payment (as defined in the Acquisition Agreement).

               Section III.5. PAYMENTS BY THIRD PARTY AND RIGHT OF FIRST REFUSAL. (i) If Covad intends to assign the payment obligation under the Purchaser's First Note or the Purchaser's Second Note, as the case may be, to a non-Affiliated third party (the "COVAD THIRD PARTY") in consideration of a portion of the Securities held by Holdco, Covad shall, prior to the expiry of the Grace Period, provide written notice (the "COVAD THIRD PARTY NOTICE") to the Existing Shareholders stating the identity of the Covad Third Party. Upon receipt of the Covad Third Party Notice, the Existing Shareholders shall have 30 days (the "OPTION PERIOD") to exercise an option to (a) make the payment under the Purchaser's Second Note or the Purchaser's Third Note, as the case may be, in consideration of a portion of the Securities held by Holdco or (b) assign the obligation to make the payment under the Purchaser's Second Note or the Purchaser's Third Note, as the case may be, to a third party (the "EXISTING SHAREHOLDERS THIRD PARTY") in consideration of a portion of the Securities held by Holdco. If the Existing Shareholders intend to exercise the option under
Section 3.5(i)(b), they shall provide written notice during the Option Period (the "PAYMENT ASSIGNMENT NOTICE") to Covad stating the identity of the Existing Shareholders Third Party. Within 5 Business Days of receipt of the Payment Assignment Notice, Covad shall provide a written response to the Existing Shareholders stating whether Covad consents to the assignment of the relevant payment obligation to the Existing Shareholders Third Party, which consent shall not be unreasonably be withheld. The non-payment by Covad of the payment under the Purchaser's First Note or the Purchaser's Second Note, as the case may be, shall not be considered an event of default under either the Purchaser's First Note or the Purchaser's Second Note, and for greater clarification, will not trigger any rights to exercise the First Call Option, if (x) Covad assigns the obligation to make the payment under the Purchaser's First Note or the Purchaser's Second Note, as the case may, to a Covad Third Party as long as such Covad Third Party makes the relevant payment; (y) the Existing Shareholders elect to exercise their option under Section 3.5(i)(b), or; (z) the Existing Shareholders elect to exercise their option under Section 3.5(i)(a) and Covad consents to the proposed Existing Shareholders Third Party.

                                                         Shareholders' Agreement


               (ii) If (a) the Existing Shareholders determine not to exercise one of their options under either Section 3.5(i)(a) or Section 3.5(i)(b), or (b) if Covad reasonably disapproves of the Existing Shareholders Third Party, then Covad shall be free to assign the payment obligation under the Purchaser's First Note or the Purchaser's Second Note, as the case may be, to the Covad Third Party in consideration of a portion of the Securities held by Holdco.

               (iii) For the purposes of this Section 3.5, an Affiliate of Covad shall, without limitation, include Covad Europe and any Affiliate of Covad Europe.

                            IV. PUT AND CALL OPTIONS

               Section IV.1. SPANISH TELECOMMUNICATIONS MARKET DEREGULATION. If the Spanish Government has not implemented the provisions of Article 2.1 of the Royal Decree Act (Real Decreto Ley) 7/2000, of June 23, 2000 by the fifteenth Business Day preceding the Last Payment Date, Holdco shall have the right to sell (the "PUT OPTION") to the Company either (1) 40% of the Securities owned by Holdco or (2) in excess of 51% of the Securities owned by Holdco, at a per share value equal to US$50 million divided by the total number of Securities sold pursuant to the exercise of the Put Option. The amount that will be due to Holdco pursuant to this Section 4.1 (the "PUT PRICE") shall be payable in Euros (calculated at the exchange rate quoted by The Wall Street Journal three Business Days before the payment date). To exercise the Put Option, Holdco shall send a notice to the Company indicating which of the two options Holdco elects to exercise and the date the Securities are to be sold and the consideration therefor paid. If Holdco elects to exercise the option set forth in Section 4.1, then Holdco may cause the Put Price to be paid by assignment to Holdco of any debt or payment obligations of any Affiliate of Holdco and any related note obligations shall immediately expire and be canceled and returned to Holdco marked "canceled".

               Section IV.2. EXISTING SHAREHOLDERS FIRST CALL OPTION. (a) Holdco has deposited 70% of the Securities held by Holdco (the "ESCROW SECURITIES") with an escrow agent (the "ESCROW AGENT") pursuant to an escrow agreement satisfactory to Holdco and the Existing Shareholders (the "ESCROW AGREEMENT").

               (b) If there is a default in payment on (i) the promissory note which is due six months after the Closing Date executed by Greenaway in favor of Holdco (the "SECOND GREENAWAY NOTE") or (ii) the promissory note which is due twelve months after the Closing Date executed by Greenaway in favor of Holdco (the "THIRD GREENAWAY NOTE"), which is uncured within 30 days of the original date any such payment is due in accordance with the terms of such note (the "GRACE PERIOD") then the Existing Shareholders shall be entitled to the following rights to purchase Securities owned by Holdco:

               (1) if the payment default is in connection with a payment under the Second Greenaway Note then the Existing Shareholders, acting through the Shareholder Agent, may, upon delivery of written notice to Holdco and the Escrow Agent, purchase 70% of the Securities owned by Holdco for the consideration of 1 euro and return of the Second Greenaway Note and the Third Greenaway Note both marked "canceled"; or

                                                         Shareholders' Agreement


               (2) if the payment default is in connection with a payment under the Third Greenaway Note then the Existing Shareholders, acting through the Shareholder Agent, may, upon delivery of written notice to Holdco and the Escrow Agent, purchase 40% of the Securities owned by Holdco for the consideration of 1 euro and return of the Third Greenaway Note marked "canceled".

The Existing Shareholder's option to purchase the securities set forth in this
Section 4.2 shall hereinafter be defined as the "FIRST CALL OPTION".

               Section IV.3. EXISTING SHAREHOLDERS SECOND CALL OPTION. Within thirty days after the exercise of the First Call Option, the Existing Shareholders shall be entitled to purchase the remaining Securities owned by Holdco for the consideration of US$ 15 million if there is a payment default under the Second Greenaway Note, or US$ 30 million if there is a payment default under the Third Greenaway Note. The Existing Shareholder's option to purchase the securities set forth in this Section 4.3 shall hereinafter be defined as the "SECOND CALL OPTION". If Loop invokes the statutory right, with the favorable vote of the Existing Shareholders, for the exclusion of shareholders contemplated in section 98 (and additional applicable sections) of the Spanish Corporations Code, and the payment made by Loop under such statutory right is less than US$ 15 million, the Existing Shareholders shall, in addition to the statutory payment, pay Holdco in U.S. dollars the difference between the statutory payment and US$ 15 million.

               Section IV.4. SOLE AND EXCLUSIVE REMEDY. The First Call Option and the Second Call Option shall be the Existing Shareholders' sole and exclusive remedies with respect to a payment default under the Second Greenaway Note or the Third Greenaway Note.

               Section IV.5. CARACTER REAL. The First Call Option and the Second Call Option shall have CARACTER REAL.


                                V. MISCELLANEOUS

               Section V.1. ADDITIONAL SECURITIES SUBJECT TO AGREEMENT. Each of the Shareholders and their Permitted Transferees agrees that any other equity securities of the Company which it hereafter acquires by means of a stock split, stock dividend, distribution, exercise of options or warrants or otherwise (other than pursuant to a Public Offering) will be subject to the provisions of this Agreement to the same extent as if held on the date hereof.

               Section V.2. TERMINATION. (a) The provisions of this Agreement shall terminate and be of no further force and effect upon the earlier of (i) Covad or any of its Affiliates becoming the sole shareholder of the Company and
(ii) the tenth anniversary of the date hereof.

               (b Sections 3.1, 3.2 and 3.3 of this Agreement shall immediately terminate and be of no further force and effect if the Existing Shareholders, considered collectively, own at any time (even as a result of the exercise of any of the provisions in Section 2.6) less than 10% of

                                                         Shareholders' Agreement


the Company's outstanding Securities. The remaining provisions of this Agreement shall remain in full force and effect, subject to Section 4.2 (a).

               Section V.3. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the addresses set forth in Section 8.2 of the Acquisition Agreement (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.3).

               Section V.4. FURTHER ASSURANCES. The parties hereto will sign such further documents, cause such meetings to be held, pass such resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things as may be necessary in order to give full effect to this Agreement and every provision hereof.

               Section V.5. NON-COMPETE. Each of Mr. Wyatt Rosental, Mr. Gonzalo Mendoza Zabala, Mr. Steven Willens and Mendala S.L. agrees that, during the time when he/it is a Shareholder in the Company and for two years after he/it has ceased to be a Shareholder, he/it will not, nor will he/it permit any of his/its Affiliates to (i) engage in or (ii) establish any contractual ties with other Persons in order to carry out, directly or indirectly, through Affiliates or other Persons any business or activity in Spain that coincides with that or those of the Company.

               Section V.6. NON-ASSIGNABILITY. Subject to Section 3.5, this Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party hereto without the express prior written consent of the other parties, and any attempted assignment, without such consents, will be null and void; provided, however, that Holdco and/or Covad may assign or delegate their respective rights hereunder to any Affiliate, and in the event of any such assignment, references to "Holdco" or "the Investor", as the case may be, herein shall be deemed to refer to such Affiliate.

               Section V.7. AMENDMENT; WAIVER. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

               Section V.8. THIRD PARTIES. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

                                                         Shareholders' Agreement


               Section V.9. GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of Spain, without giving effect to the principles of conflict of laws thereof.

               Section V.10. ARBITRATION. (a) Any controversy, dispute or claim arising out of, in connection with or in relation to this Agreement shall be exclusively determined by arbitration in accordance with this Section 5.10, without recourse to the ordinary courts of law to which all parties expressly renounce, except for actions under Section 5.11. Any such arbitration shall be held in New York, New York (U.S.A.) under the rules of arbitration then in effect of the International Chamber of Commerce (the "RULES"). The laws of Spain shall be the substantive applicable laws and the proceedings shall be conducted in English by a panel of three arbitrators, who shall all be fluent in the English language.

               (b For the purpose of this Section 5.10, the Other Shareholders shall be considered as only one party in the arbitration proceedings and the Other Shareholders hereby constitute and appoint Wyatt Rosental (the "AGENT") as the agent for and on behalf of the Other Shareholders to give and receive notices and communications, to demand arbitration, appoint arbitrators and comply with orders or awards of arbitrators and to take all actions necessary or appropriate in the Agent's judgment for the accomplishment of the foregoing.

               (c Either Holdco or Covad or the Agent (the "CLAIMANT") may, by written notice to the other and the International Court of Arbitration of the International Chamber of Commerce (the "COURT"), demand arbitration of the matter, it being understood that the Claimant shall also appoint one arbitrator in the said written notice. Within 10 days after such written notice is sent, the party in receipt thereof (the "RESPONDENT") shall select one arbitrator by written notice to the Claimant and the Court, and the two arbitrators so selected shall select a third arbitrator, who shall act as the chairman of the arbitration panel, within 10 days of the appointment of the arbitrator selected by the Respondent. Should (i) the Respondent fail to select its arbitrator within the term granted to the Respondent or (ii) the two arbitrators appointed by the Claimant and the Respondent fail to select the third arbitrator by the term granted to them, then the selection of the concerned arbitrator shall be made by the Court, pursuant to the Rules. The decision of the arbitrators as to the matter brought to their attention shall be binding and conclusive upon the parties to this Agreement.

               (d Each of the Claimant and the Respondent shall bear its own expenses (including attorneys' fees and expenses) incurred in connection with any such arbitration, and the fees and expenses of each arbitrator and the administrative fees relating to such arbitration shall be allocated by the arbitrators for the account of the losing party.

               Section V.11. SPECIFIC PERFORMANCE. Subject to Section 4.4, the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions by a court of competent jurisdiction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement or of any

                                                         Shareholders' Agreement


award issued by the arbitrators pursuant to Section 4.10, in addition to any other remedy to which they are entitled at law or in equity.

               Section V.12. CONFIDENTIALITY. The Shareholders agree to keep confidential the terms of this Agreement, as well as all undertakings or obligations assumed hereunder unless otherwise required by any applicable law or regulation. If any applicable law or regulation or court order currently in force requires the publication or disclosure of any information concerning this Agreement, the Shareholder compelled to make such publication or to disclose such information shall give prior notice to the other Shareholders of the need to do so. Notwithstanding the confidentiality obligation assumed by the Shareholders in the preceding sentences, the Shareholders may reveal to their managers and employees those aspects of the present Agreement that they deem necessary for its fulfillment.

               Section V.13. ENTIRE AGREEMENT. This Agreement and the Acquisition Agreement (i) set forth the entire understanding of the parties hereto with respect to the subject matter hereof, and (ii) shall govern in the event of a conflict with Loop's by-laws.

               Section V.14. TITLES AND HEADINGS. The section headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

               Section V.15. SEVERABILITY. If any provision of this Agreement is declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement will not be affected and will remain in full force and effect.

               Section V.16. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

               Section V.17. EXECUTION OF A NEW SHAREHOLDERS' AGREEMENT. The parties agree that, if any of the Other Shareholders receives shares of capital stock of Covad Europe pursuant to the exercise of the Covad Europe Exchange as set forth in Section 2.6, whether triggered by one of the Other Shareholders or by Covad, then, prior to the Covad Europe Exchange being effective, Covad and such Other Shareholders shall execute a shareholders' agreement with respect to the Covad Europe shares in form and substance substantially similar to this Agreement (with the exception of Sections 2.6(c), (d), (e), (f) limited to its last sentence, 3.1, 3.2, 3.3 and 3.4) (the "COVAD EUROPE SHAREHOLDERS' AGREEMENT"), which shareholders' agreement shall be governed by the laws of the jurisdiction of incorporation of Covad Europe. The parties agree that, in order to validly exercise the Covad Europe Exchange, each of the Other Shareholders shall have entered into the Covad Europe Shareholders' Agreement.

               Section V.18. SPOUSES. The Existing Shareholders represent and warrant that none of the Existing Shareholders' spouses shall be required to sign this Agreement to give this Agreement full force and effect.

                                                         Shareholders' Agreement


               IN WITNESS WHEREOF, each of the undersigned has executed this Agreement, or caused this Agreement to be executed on its behalf, as of the date first written above.

                                   LOOP TELECOM, S.A.


                                   By: /s/ WYATT ROSENTAL
                                   ------------------------
                                   Name: Wyatt Rosental
                                   Title: CEO


                                   COVAD COMMUNICATIONS GROUP, INC.


                                   By: /s/ ROBERT DAVENPORT
                                   ------------------------
                                   Name: Robert Davenport
                                   Title: CEO


                                   SCSK5406 APS

                                   By: /s/ MARC PUJOL
                                   ------------------------
                                   Name: Marc Pujol
                                   Title: Power of Attorney


                                   THE OTHER SHAREHOLDERS OF LOOP TELECOM, S.A.


                                   By: /s/ WYATT ROSENTAL
                                   ------------------------
                                   PER POWER OF ATTORNEY
                                   Steven Willens

                                   By: /s/ WYATT ROSENTAL
                                   ------------------------
                                   Wyatt Rosental

                                   By: /s/ GONZALO MENDOZA ZABALA
                                   ------------------------------
                                   Gonzalo Mendoza Zabala

                                   By: /s/ GONZALO MENDOZA ZABALA
                                   ------------------------------
                                   PER POWER OF ATTORNEY
                                   Antonio Mendoza Zabala

                                                         Shareholders' Agreement


                                   By: /s/ GONZALO MENDOZA ZABALA
                                   ------------------------------
                                   PER POWER OF ATTORNEY
                                   Alvaro Mendoza Zabala

                                   By: /s/ GONZALO MENDOZA ZABALA
                                   ------------------------------
                                   PER POWER OF ATTORNEY
                                   Ana Maria Mendoza Zabala

                                   By: /s/ GONZALO MENDOZA ZABALA
                                   ------------------------------
                                   PER POWER OF ATTORNEY
                                   Belen Mendoza Zabala

                                   By: /s/ GONZALO MENDOZA ZABALA
                                   ------------------------------
                                   PER POWER OF ATTORNEY
                                   Mercedes Mendoza Zabala

                                   By: /s/ GONZALO MENDOZA ZABALA
                                   ------------------------------
                                   PER POWER OF ATTORNEY
                                   Jose Luis Mendoza Zabala

                                   ROSENTAL EQUITY PARTNERS LLC

                                   By: /s/ WYATT ROSENTAL
                                   ------------------------
                                   Name: Wyatt Rosental
                                   Title: Manager

                                   MENDALA S.L.


                                   By: /s/ GONZALO MENDOZA ZABALA
                                   ------------------------------
                                   Name: Gonzalo Mendoza Zabala
                                   Title: Power of Attorney